Exhibit 2.1

SECOND AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 13, 2010

BY AND AMONG

WILLIAM DEMANT HOLDING A/S

OI MERGER SUB, INC.

AND

OTIX GLOBAL, INC.

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT (this “Amendment”) to the Agreement and Plan of Merger dated as of September 13, 2010, as amended by that certain First Amendment to Agreement and Plan of Merger, dated October 6, 2010 (collectively, the “Merger Agreement”, and specifically with respect to the First Amendment to Agreement and Plan of Merger, the “First Amendment”) by and among William Demant Holding A/S (“Parent”), OI Merger Sub, Inc. (“Merger Sub”), and Otix Global, Inc. (the “Company”) is dated as of October 14, 2010.

RECITALS

WHEREAS, the parties entered into the Merger Agreement;

WHEREAS, the Company received a competing bid to purchase the Company following execution of the Merger Agreement;

WHEREAS, the parties entered into the First Amendment following the Company’s receipt of such competing bid;

WHEREAS, the Company received, subsequent to the execution of the First Amendment, another competing bid to purchase the Company;

WHEREAS, the parties desire to enter into this Amendment to the Merger Agreement to increase the Merger Consideration, increase the termination fee payable by Parent upon Parent’s termination of the Merger Agreement and eliminate certain conditions to the closing of the transaction contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Merger Agreement and this Amendment, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on the terms and subject to the conditions set forth in this Amendment, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

AGREEMENT

The Merger Agreement is hereby amended as follows:

1.	In Section 2.07(a), the figure “$10.00” is replaced with “$11.01”.

2.	Section 6.03(c) is amended to read in its entirety as follows:

Governmental Approvals.  All necessary consents to the Transactions required from the governing regulatory authorities have been obtained, excluding any consent of the Bundeskartellamt, Germany.

3.	In figure 8.11(c), the phrase “five million dollars ($5,000,000)” is replaced with “eight million dollars ($8,000,000)”.

4.	All other terms and conditions of the Merger Agreement not expressly amended as set forth above remain unchanged.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

WILLIAM DEMANT HOLDING A/S

By:	/s/ William Demant Holding A/S
Name:
Title:

OI MERGER SUB, INC.

By:	/s/ OI Merger Sub, Inc.
Name:
Title:

OTIX GLOBAL, INC.

By:	/s/ Otix Global, Inc
Name:
Title: